EXHIBIT 12
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                       Twelve Months Ended   Three Months Ended
                                       Dec. 31    Dec. 31   Dec. 31    Dec. 31
                                        2001       2000      2001       2000
                                      --------   --------  --------   --------
                                    (Thousands of Dollars, except ratio amounts)
(Loss) Income before income taxes,
      extraordinary item and
      cumulative effect of
      accounting changes              $(26,883)  $ 70,597  $  8,643   $ (3,117)
Amortization of capitalized interest     2,810      2,444       800        616
Interest expense                        33,401     31,922     7,588      9,148
Interest portion of rental expense       2,585      3,254       975      1,255

                                      --------   --------  --------   --------
Earnings                              $ 11,913   $108,217  $ 18,006   $  7,902
                                      ========   ========  ========   ========

Interest                              $ 34,824   $ 33,276  $  8,477   $  9,318
Interest portion of rental expense       2,111      3,254       975      1,255
                                      --------   --------  --------   --------
Fixed Charges                         $ 36,935   $ 36,530  $  9,452   $ 10,573
                                      ========   ========  ========   ========

Ratio of Earnings to Fixed Charges        0.32       2.96      1.90       0.75
                                      ========   ========  ========   ========